UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HEADWATERS INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Headwaters Incorporated is scheduled to hold its Annual Meeting of Stockholders on February 23, 2012.   The company is reporting the following additional information for stockholder consideration in connection with the proxy proposals.

As noted in our 2011 Annual Report on Form 10-K, in November 2011, the Compensation Committee of Headwaters Incorporated granted to managers of the Company approximately 1.2 million stock appreciation rights (“SARs”) eligible to be settled in stock and approximately 1.0 million SARs eligible to be settled in cash.  Both the stock-settled SARs and the cash-settled  SARs have double trigger vesting.  The first vesting trigger is a stock performance condition established to create a strengthened link between manager compensation and total shareholder return.  The SARs will be eligible to vest if the average 60-day Headwaters’ common stock price equals or exceeds 135 percent of the stock price on the date of grant, which achievement must be reached before September 30, 2014.   The second vesting trigger is a continuous service condition.  The SARs will be eligible for one-third vesting on each of September 30, 2012, September 30, 2013, and September 30, 2014, subject to the continued service of the manager.  Both vesting conditions must be achieved in order for the stock-settled SARs and the cash-settled SARs to vest.  These SARs have an exercise price of $1.85 per share, the fair market value of Headwaters common stock as of the date of grant in November 2011, and will expire in 10 years for stock-settled SARs and in five years for cash-settled SARs.  As a part of his market-based, target compensation for 2012, the CEO was granted stock-settled SAR awards valued at $402, 938 and cash-settled SAR awards valued at $216,967.  For the CEO, upon a change of control, the stock-settled SAR awards would fully vest, while the cash-settled SAR awards would vest pro-rata, and upon a termination without cause or for good reason, the SARs no longer would be subject to the continued service condition, but would remain subject to the performance condition.

The Compensation Committee has not made any other grants of equity compensation in fiscal 2012 and the Committee does not expect to make any further grants of equity-based compensation to current employees during the 2012 fiscal year.  The Committee will continue to use rigorous stock performance vesting conditions in future years’ SAR awards to motivate manager achievement of positive stockholder returns.  Vesting of all shares currently available or additional shares approved by stockholders at the upcoming annual meeting for use in SAR awards under the Headwaters Incentive Compensation Plan will be conditioned upon achieving no less than median total shareholder returns of an appropriate group of Headwaters’ peers.

The management of Headwaters values direct interaction and communication with stockholders.  During fiscal 2011, senior management held approximately 117 meetings and conference calls with most of the Company’s major stockholders.  Some investors have a policy not to meet directly with management, however, management was successful in speaking directly with approximately 75 percent of the Company’s top 20 stockholders.  In addition to reviewing the performance of the Company, meeting presentations reviewed information on executive compensation and Company compensation practices, highlighting steps taken to address perceived stockholder concerns, including the elimination of tax gross-up rights, the adoption of a compensation claw-back policy, improved disclosure regarding stock ownership guidelines, and the lengthened long-term incentive performance period, among other things.  Management directly solicited stockholder views on executive compensation.  During 2011, management received no other material feedback about executive compensation and practices to report to the Compensation Committee for its consideration.

Stockholders are encouraged to review the Proxy Statement filed on January 6, 2012 and vote on the proposed ballot measures.  The Board of Directors urges you to vote in favor of all proposals, and particularly proposals no. 4 and 5.  Please call Sharon Madden, Vice President of Investor Relations, at 1-800-316-6214 for additional information or assistance.